As filed with the Securities and Exchange Commission on October 9, 2003

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

DTE Energy Company
(Exact name of the registrant as specified in its charter)

Michigan	No. 38-3217752
(State of incorporation or organization)	(I.R.S. Employer Identification Number)

2000 2nd Avenue
Detroit, Michigan 48226-1279
(313) 235-8000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Susan M. Beale
DTE Energy Company
2000 2nd Avenue
Detroit, Michigan 48226
(313) 235-8000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

copies to:
Teresa M. Sebastian
DTE Energy Company
2000 2nd Avenue
Detroit, Michigan 48226
(313) 235-8000

     Approximate Date of Commencement of Proposed Sale to the Public: From time to time after this registration statement becomes effective.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [X]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Each Class of	Amount to be	Offering Price	Aggregate Offering	Amount of
Securities to be Registered	Registered	per Unit	Price*	Registration Fee (c)

Common Stock and related preferred stock purchase rights (a)	10,000,000 shares
	(without par value)	$36.98 (b)	$369,800,000	$29,916.82

(a)  Includes preferred stock purchase rights under the DTE Energy Company Shareholder Rights Agreement which become available generally when a person or group has acquired beneficial ownership of 10% or more of outstanding DTE Energy Common Shares.

(b)  Estimated in accordance with Rule 457(c) of the Securities Act of 1933 for the purpose of calculating the registration fee, based on a recent sales price of the Company’s outstanding Common Stock on the average of the high and low prices for DTE Energy common stock for October 7, 2003, as reported on the New York Stock Exchange Composite Tape.

(c)  Pursuant to Rule 429 of the Securities Act of 1933, the Prospectus filed as a part of this Registration Statement is a combined prospectus and relates to the shares registered hereby, as well as 163,849 shares previously registered pursuant to Registration Statement No. 33-57545.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8 (a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

LOGO
THE COMPANY
AVAILABLE INFORMATION
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
DESCRIPTION OF THE PLAN
EXPERTS
LEGAL OPINIONS
Part II
Information not Required in Prospectus
Signatures
Index to Exhibits
Opinion and Consent of Thomas A. Hughes, Esq.
Computation of Ratio of Earnings to Fixed Charges
Letter re: Unaudited Interim Financial Information
Consent of Deloitte & Touche LLP

DTE Energy Company
Dividend Reinvestment and Stock Purchase Plan

     This prospectus relates to 10,163,849 shares of common stock (without par value) of DTE Energy Company (“DTE Energy”) registered for sale under the DTE Energy Company Dividend Reinvestment and Stock Purchase Plan (“Plan”).

     You must be a shareholder of record to participate in the Plan; however, if you are not currently a shareholder of record, you may join the Plan if, at the time you enroll, you invest at least $100 in Plan shares.

     Shares of DTE Energy common stock purchased under the Plan may be previously issued shares purchased on the open market or original-issue shares purchased directly from DTE Energy. Shares purchased on the open market will provide no new funds for DTE Energy. Funds received from original-issue shares will be used for general corporate purposes. For shares purchased on the open market, the purchase price will be the weighted average price of the aggregated shares purchased under the Plan during the purchase period, including the brokerage charges. For original-issue shares purchased from DTE Energy, the purchase price will be the average of the high and low sales price as reported in the Wall Street Journal’s New York Stock Exchange Composite Transactions on the pricing date as defined in the Plan.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION,
HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE
ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
REPRESENTATION TO THE CONTRARY IS A
CRIMINAL OFFENSE.

The date of this prospectus is October      , 2003.

     In this prospectus, references to “DTE Energy,” “we,” “us” and “our” refer to DTE Energy Company, unless the context indicates that the reference is to DTE Energy Company and its consolidated subsidiaries.

THE COMPANY

     DTE Energy, a Michigan corporation, is a holding company with electric and gas utilities and other energy-related businesses.

     Our common stock is listed on the New York and Chicago stock exchanges. Our principal executive offices are located at 2000 2nd Avenue, Detroit, Michigan 48226-1279, and the telephone number is (313) 235-4000.

AVAILABLE INFORMATION

     We are subject to the informational requirements of the Securities Exchange Act of 1934 as amended (“1934 Act”) and, in accordance with the 1934 Act, must file periodic reports and other information with the Securities and Exchange Commission (“SEC”). Our SEC filings, and other information can be inspected at the SEC’s public reference facilities located at, 450 Fifth Street, N.W., Washington, D.C. 20549. For further information from the SEC regarding public referral rooms and their copy charges, please call 1-800-SEC-0330. In addition, the material can be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York. In addition the SEC maintains a website that contains our reports, and other information regarding registrations, that we file electronically with the SEC. The address of such website is http://www.sec.gov.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. Until we sell all of the securities covered by this prospectus, we incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (other than information in such documents that is deemed not to be filed):

1.	Annual Report on Form 10-K for the year ended December 31, 2002, filed on March 24, 2003 (including information specifically incorporated by reference into DTE Energy’s Form 10-K from DTE Energy’s definitive Proxy Statement for its 2002 annual meeting of shareholders filed on March 17, 2003) (with respect to Items 1, 2, 6, 7, 7A and 8, please refer to the Current Report on Form 8-K filed on July 15, 2003);

2.	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2003, filed on May 15, 2003 and June 30, 2003, filed on August 14, 2003;

3.	Current Reports on Form 8-K dated July 14, 2003, filed on July 15, 2003 and August 27, 2003, filed on August 27, 2003.

4.	The description of common stock contained in DTE Energy’s registration statement on Form 8-B, dated January 2, 1996.

     All reports and other documents we file under Sections 13, 14, and 15(d) of the 1934 Act after the date of this prospectus and prior to the termination of the offering of the DTE Energy common stock offered in this prospectus is deemed to be incorporated by reference in this prospectus and to be made a part of this prospectus from their respective dates of filing.

     The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information.

     Any person receiving a copy of this prospectus may also obtain, without charge, a copy of any of the documents that have been or may be incorporated by reference in this prospectus, except for the exhibits to such documents. Requests should be directed to Susan M. Beale, Vice President and Corporate Secretary; DTE Energy, 2000 2nd Avenue, Detroit, Michigan 48226-1279; (313) 235-4000.

DESCRIPTION OF THE PLAN

     The following question-and-answer statements define the terms and conditions of the Plan.

     We suggest you retain this prospectus for future reference.

     In this description of the Plan, the shares purchased on your behalf under the Plan and held for you by DTE Energy are called “Plan shares.” Shares that are registered in your name and for which you hold the certificate are called “certificated shares.”

     1.     What is the purpose of the Plan?

     The purpose of the Plan is to provide you with a convenient and economical way to purchase shares of DTE Energy common stock and to reinvest all or a portion of your cash dividends in additional shares of DTE Energy common stock.

     2.     Who is eligible to participate in the Plan?

     All shareholders of record owning DTE Energy common stock or preferred or preference stock issued by either DTE Energy or The Detroit Edison Company are eligible to join the Plan. If you are of legal age (generally 21, although may vary by state) , but not a shareholder of record, you can join the Plan by making an initial cash investment of at least $100. Another condition of eligibility is that you reside within the United States, its territories, or the Province of Ontario, Canada.

     3.     What are the advantages of the Plan?

     When you choose to participate in the Plan:

•	You may have all or a portion of the cash dividends on your DTE Energy common or preferred stock, as well as the dividends on your Detroit Edison preferred or preference stock, reinvested into additional shares of DTE Energy common stock.

•	You may purchase additional DTE Energy common stock throughout the year, up to $100,000 in any calendar year. The minimum cash investment is $25.

•	Your funds will be fully invested because the Plan permits fractions of shares, as well as whole shares, to be credited to your account. In addition, under the Plan you will receive credit for dividends on fractions of shares, as well as on whole shares.

•	You will be able to direct DTE Energy to sell or transfer all or a portion of the shares you hold under the Plan.

•	You will avoid the need for safekeeping certificates if you choose to change your DTE Energy common stock certificates into Plan shares.

•	Your personal recordkeeping will be simplified because you will receive a transaction statement each time stock is purchased on your behalf.

•	Brokerage fees for shares purchased on the open market will generally be lower than if you purchased shares on your own. If original-issue shares are purchased, there will be no brokerage charge.

     4.     Who administers the Plan?

     The Bank of New York currently administers the Plan, which includes keeping the Plan records and serving as custodian for shares held in the Plan.

     If you need information or assistance regarding the Plan, call 1-866-388-8558 (toll-free). Correspondence and completed forms should be mailed to:

The Bank of New York
Church Street Station
P. O. Box 11258
New York, New York 10286-1258

For optional cash investments, sales, transfers, deposits or withdrawals, mail the tear-off portion of your Plan statement to:

The Bank of New York
Investment Services Department/DTE Energy
P. O. Box 1958
Newark, New Jersey 07101-9774

To access BNY’s website, please follow these steps:

Log onto www.stockbny.com

First-time users will have to enter their social security number or taxpayer identification number when prompted in order to establish a temporary Personal Identification Number (PIN).

NOTE: Your temporary PIN will be sent to the address currently listed on your account within 10 business days of its request. You cannot access your account prior to receiving the (PIN).

Upon receiving and entering your temporary PIN, you will be prompted to change it for security reasons. Please keep your new PIN in a safe place for future account access.

The Plan Administrator will keep Plan records and serve as custodian for shares held in the Plan. Shares of DTE Energy common stock purchased under the Plan will be held by the Plan Administrator as agent for participants in the Plan. DTE Energy may change the Plan Administrator at any time.

     5.     How do I enroll in the Plan?

     If you are not a shareholder of record, you must make an initial cash investment. You will need to fill out, sign, and return your enrollment form. You will need to (a) indicate your investment option by marking a box on the enrollment form and (b) also send a check or money order to cover your initial purchase of DTE Energy common stock. Your initial cash investment must be at least $100, but no more than $100,000. Your check or money order must be in U.S. dollars and payable to DTE Energy. (Please do not send cash.) All checks and money orders will be acknowledged by a receipt.

     If you are a shareholder of record, you do not need to fill out an enrollment form to join the Plan. You will need to complete, sign, and return an authorization card on which you will indicate your investment option. Before you send in your authorization card, please look at how your certificated shares are registered because they may be under different forms of registration. If so, more than one authorization card and more than one signature may be necessary. For example, if you have three separate stock certificates, and they are registered to “Mary Brown,” “Mary Lois Brown,” and “Mary Brown & John Brown Jt Ten,” three authorization cards will be needed to include all the shares in the Plan, and three Plan accounts will be opened. As a shareholder of record, you can also make a cash investment when you join the Plan, but because you already own stock you are not required to do so.

     6.     What investment options are provided under the Plan?

     You may participate in the Plan under any one of three investment options:

Option 1: Full dividend reinvestment plus cash investments;

Option 2: Partial dividend reinvestment plus cash investments; and

Option 3: Cash investments only.

     7.     What is meant by full dividend reinvestment?

     If you elect to fully reinvest your dividends, when a dividend is paid the cash dividends on all your shares (both certificated and Plan shares) will be used to purchase additional shares of DTE Energy common stock. These additional shares, including fractional shares, will be credited to your Plan account and you will not receive a dividend check for any of the shares you own under the Plan.

     If you select Option 1, your dividends will be fully reinvested and you will be able to send in cash investments at your convenience any time during the year.

     8.     What is meant by partial dividend reinvestment?

     If you elect to partially reinvest your dividends, when a dividend is paid you will receive a dividend check for the cash dividends on some of your shares, and the rest of your cash dividends will be reinvested in DTE Energy common stock. When you select this option, you must specify the number of whole shares for which you want to receive cash. The rest of your cash dividends, including dividends on fractional shares, will be used to purchase additional shares of DTE Energy common stock and the additional shares will be credited to your Plan account.

     If you select Option 2, your dividends will be reinvested according to your instructions and you will be able to send in cash investments at your convenience any time during the year.

     9.     If I choose to make the cash investments only, what happens to my dividends?

     If you elect to make cash investments only, you are stating that you want to be able to purchase Plan shares of DTE Energy common stock, but you do not want to participate in either dividend reinvestment option.

     If you select Option 3, you will be able to send in cash investments at your convenience any time during the year. When a dividend is paid you will receive a dividend check for the full amount of the dividends payable to you on both your certificated and your Plan shares, including the fractional shares.

     10.     What is a cash investment and how is it made?

     A cash investment is a request to purchase additional Plan shares of DTE Energy common stock. Unlike dividend reinvestment, which normally occurs at quarterly intervals, you can make a cash investment throughout the year. Each cash investment must be at least $25, and your total cash investments for any calendar year cannot be more than $100,000. You will not automatically receive stock certificates for shares purchased under the Plan, but you will receive a transaction statement that shows the number of whole or fractional shares credited to your account as a result of the purchase. Attached to your transaction statement will be a correspondence form, which can be used to authorize and direct your next cash investment. You are under no obligation to return the form or to make any cash investments under the Plan. DTE Energy will return any single cash investment of less than $25 or any amount that brings your total cash investment for the year above the $100,000 limit. Every cash investment will be acknowledged by a receipt.

     If you change your mind and want to cancel your most recent cash investment, you should notify DTE Energy in writing. Because Plan shares will be purchased monthly, your written cancellation notice must be received by DTE Energy before the 10th of the month; that is, before the shares relating to your cash investment are purchased.

     11.     Can I change my investment option?

     You can change your investment option on or before the dividend record date. For instance, to switch from cash investments only and begin to partially reinvest your dividends, or to increase or decrease the number of shares on which your dividends are to be reinvested, you will need to request and submit a new authorization card.

     12.     When will shares be purchased under the Plan?

     Shares related to dividend reinvestment will be purchased quarterly (when the dividends are paid) during a window of time that starts three business days prior to the dividend payment date, and ends no later than 10 business days after the dividend payment date. Dividends are normally paid on the 15th of January, April, July, and October. The exact timing of purchases made within the purchase period will depend on the amount of funds available for investment that month and may be affected by securities law requirements.

     Shares related to cash investments will be purchased monthly (after the 10th of the month), except during January, April, July, and October when they will be purchased along with the shares related to dividend reinvestment. If your cash investment is received on or before the 10th day of the month, your shares will be purchased that month. If your cash investment is received after the 10th of the month, your shares will be purchased the next month.

     If for any reason shares cannot be purchased, you will be sent your dividends in cash and all cash investment funds will be returned.

     13.     Will interest be paid to me on funds held for investment?

     Interest will not be paid on funds held for dividend reinvestment or cash investment, regardless of whether the funds are invested or returned prior to investment.

     14.     How many shares will be purchased for me?

     No one can predict the number of shares that will be purchased for you during a particular purchase period, and you cannot direct DTE Energy to purchase a specific number of shares. The number of shares purchased for you and credited to your account depends on the amount of funds you have available for investment and the price of the shares. The amount of funds you have available for investment depends on what you have authorized in regard to dividend reinvestment, plus any cash investments you have sent in. In every case, your available funds will be fully invested, since both whole and fractional shares (computed to at least three decimal places) will be credited to your account.

     15.     How will the price per share be calculated?

     When shares are purchased on the open market, the purchase price per share will be the weighted average price of the aggregated shares purchased under the Plan during the purchase period, including the brokerage commission (calculated to three decimal places).

     When shares are purchased from DTE Energy, the purchase price per share will be the average of the high and low sales price as reported in the Wall Street Journal’s New York Stock Exchange Composite Transactions on the pricing date, and no brokerage commission will be charged. The pricing date for original-issue shares purchased in connection with dividend reinvestment (and any shares related to cash investments purchased at the same time) will be the dividend payment date. If the dividend payment date is not a business day, the pricing date will be the next business day. The pricing date for shares purchased during any month that is not a dividend payment month will be the 10th day of the month or the next business day.

     16.     How soon after I enroll will I start participating in dividend reinvestment?

     In order to participate in either full or partial dividend reinvestment, your enrollment form or authorization card must be received by DTE Energy on or before the dividend record date.

     17.     What is a transaction statement?

     You will be mailed a transaction statement every time a purchase is made on your behalf. For instance, if you regularly reinvest your dividends under the Plan, you will be sent a transaction statement in February, May, August, and November. If Plan shares are purchased for you during a month when dividend reinvestment is not occurring, you will be sent a transaction statement related to your cash investment for that month.

     You should retain your transaction statements for income tax purposes, since each transaction statement will have the following information:

• The date of the transaction;

• The number of shares purchased and credited to your account, including the price per share;

• The total number of whole and fractional shares in your Plan account; and

• A year-to-date summary of your account transactions, including any withdrawals.

     18.     What other kinds of reports will be sent to participants?

     You will receive any letters or notices mailed to DTE Energy’s common stock shareholders. If you also have shares of preferred or preference stock in the Plan, you will receive any related letters and notices from DTE Energy or Detroit Edison.

     19.     How much will it cost me to participate in the Plan?

     DTE Energy will pay most of the administrative costs of the Plan. Participants will be charged $1 for each transaction statement mailed to them. This statement fee will be automatically deducted from the funds available for investment.

     20.     How will broker fees be handled?

     Whenever shares are purchased for you on the open market, including shares related to dividend reinvestment, you will be charged a proportionate share of the broker’s commission and fees. Your share of the brokerage charges, however, should be lower than if you bought the same number of shares on your own. This cost will be included in the price per share. There are no brokerage costs when original-issue shares are purchased.

     If you request DTE Energy to sell shares, you will be charged a proportionate share of the brokerage charges, plus any applicable withholding or transfer taxes. Share sales will be aggregated, so the brokerage costs should be lower than if you sold the shares on your own. However, because significantly fewer shares will be sold under the Plan than purchased, the brokerage costs for a sale transaction are not expected to be as low as for a purchase transaction.

     21.     Will I receive a stock certificate for my Plan shares? Could I request one?

     Normally, you will not receive a stock certificate for shares purchased for you under the Plan. You may, however, want or need a stock certificate; for instance, you will need a stock certificate if you are going to pledge, assign, or otherwise transfer stock to someone else. A stock certificate can be issued for any number of whole Plan shares credited to your account, but not for fractional shares. To request a stock certificate, use the correspondence form attached to your transaction statement. Specify the exact number of whole Plan shares that you want certificated. The stock certificate will be registered in exactly the same form as your Plan account unless you make other arrangements with the administrator of the Plan.

     22.     Does the Plan provide for safekeeping certificates?

     You can deposit the common stock certificates you are now holding for safekeeping under the Plan. The shares represented by your certificates will be credited to your account as Plan shares and you will avoid any concern about the loss, theft, or destruction of the certificates. Unless instructed otherwise, DTE Energy will fully reinvest the dividends on these shares. In the future, should you want or need a stock certificate, you can request one. However, the certificate issued to you then will be a new certificate and will have the current date. Therefore, before you send in any certificate for safekeeping, you should record the date and price of the original stock transaction. Do not sign the certificate; and take the precaution of using registered or certified mail. Preferred or preference stock certificates issued by either DTE Energy or Detroit Edison will not be accepted for safekeeping. As a result of the 1996 share exchange, all certificates for Detroit Edison common stock will be treated as certificates for DTE Energy common stock.

     23.     Can I sell shares I own under the Plan?

     You can sell any Plan shares credited to your account by noting the exact number of shares you want sold on the correspondence form sent with your transaction statement.

     Always check your last transaction statement before you authorize a sale, because you can only sell Plan shares that are credited to your account. You cannot sell shares that relate to cash investments or to certificates you have sent for safekeeping if these shares have not yet been added to your account. Also, if you want to continue to participate in the Plan, you must be careful to keep at least one whole share in your Plan account.

     24.     What if I sell all my shares under the Plan?

     As long as your Plan account holds at least one whole share, your account will remain active. You may sell all your certificated shares, but you must keep at least one Plan share. Any Plan account with less than one whole share is automatically closed, and the participant is automatically sent an account history statement and a check for any fractional share (less any related brokerage charges, fees, and applicable withholding or transfer taxes).

     25.     When will shares be sold under the Plan? How will I know when my shares have been sold?

     Participants’ requests to sell shares will be aggregated, and the shares will generally be sold on the open market once each week. As soon as practicable after your shares are sold, you will receive a check for the proceeds of the sale (less any related brokerage charges, fees, and applicable withholding or transfer taxes).

     26.     When and how can I withdraw from the Plan?

     You can withdraw from the Plan by using the correspondence form attached to your transaction statement. When closing your Plan account, you have the following choices:

•	You can ask for a certificate for all your Plan shares. You will receive a stock certificate for the whole Plan shares credited to your account, and a check for any fractional share sold on the open market (less any related brokerage charges, fees, and applicable withholding or transfer taxes).

•	You can request that all your Plan shares be sold. You will receive a check for the whole and fractional shares sold on the open market (less any related brokerage charges, fees, and applicable withholding or transfer taxes).

•	You can ask for a certificate for a specific number of your Plan shares and request that the rest be sold. You will receive a certificate for the number of whole shares you want to retain in certificated form outside of the Plan, and a check for the whole and fractional shares that are sold on the open market (less any related brokerage charges, fees, and applicable withholding or transfer taxes.)

     Generally, requests to withdraw from the Plan will be processed once a week; however, if your withdrawal request arrives after a dividend record date or during the purchase period for dividend reinvestment, your request will be processed when the purchase period is over so that your account can be properly credited for the quarter. After your account is properly credited and closed, you will receive an account history statement.

     27.     If I withdraw from the Plan, can I decide to rejoin?

     If you withdraw from the Plan and later want to enroll again, you will have to submit a new authorization card. If you are no longer a shareholder of record, you will need to fill out a new enrollment form and invest at least $100 in Plan shares. Numerous openings and closings of an account are costly and difficult to administer, so a particular request to rejoin the Plan after a series of withdrawals could be denied.

     28.     Can the company change or discontinue the Plan?

     The Plan can be amended, modified, suspended, or terminated by DTE Energy at any time. In this case, you will be notified of the pending action by mail. If the Plan is discontinued, any cash dividends or cash investments not yet invested for you will be returned to you. You will receive a certificate for the whole Plan shares, a check for any fractional Plan share credited to your account (less any related brokerage charges, fees, and applicable withholding or transfer taxes), and an account history statement.

     29.     What happens if the company declares a stock split or issues a dividend payable in shares?

     If DTE Energy declares a stock split or issues a dividend payable in shares, the additional shares related to your Plan shares will be credited to your account. Certificates for the additional shares related to any certificated shares you hold under the Plan will be mailed directly to you.

     30.     What if the company has a rights offering?

     DTE Energy’s common stock shareholders do not have preemptive rights. However, if there is a rights offering affecting the shares in your Plan account, you will be notified. If you want to exercise the rights offering, you must let DTE Energy know prior to the record date for such rights. Because rights certificates are issued only for whole shares, the rights on fractional shares will be sold during the next investment purchase period, and the net proceeds will be used to purchase Plan shares. Similarly, if you choose not to exercise the rights offering, the rights on all the shares in your Plan account will be sold, and the net proceeds will be used to purchase Plan shares on your behalf.

     31.     How are Plan shares voted at shareholder meetings?

     You will receive a proxy card that enables you to vote both the certificated and Plan shares credited to your Plan account. If you do not return a signed proxy card or vote these shares in person at the meeting, none of the shares will be voted.

     32.     What are the responsibilities of the company under the Plan?

     DTE Energy is responsible for administering the Plan in accordance with this prospectus, but is not liable for any action it performs or fails to perform in good faith.

     33.     Who bears the risk of market-price fluctuations affecting the value of the Plan shares?

     Each individual participant in the Plan bears the risk of market-price changes affecting the value of the stock. DTE Energy cannot assure you of a profit or protect you against a loss on any shares you hold, purchase, or sell under the Plan.

     34.     Will there always be quarterly dividend payments to reinvest?

     No one can promise or predict what the Board of Directors will do in regard to future dividends on common stock. The amount and payment of dividends depends on the earnings, financial condition, cash flow, and other factors affecting DTE Energy and its affiliates.

     35.     What tax consequences should I be aware of?

     DTE Energy is not in a position to advise you on the tax consequences of your participation in the Plan. As a general rule, participants in the Plan have the same federal income tax obligations as shareholders who do not participate in the Plan. You should consult with your own tax advisor for advice applicable to your particular situation.

     The following general statements can be made:

•	All dividends (whether or not they are reinvested) are considered taxable income for federal income tax purposes. You do not have to receive a dividend check for dividends to be considered taxable income.

•	You may realize a capital gain or loss when you sell shares under the Plan, even fractional shares.

•	You do not realize any taxable income when, and for whatever reason, you receive a certificate for your Plan shares. You may realize a gain or loss if you subsequently sell the shares.

•	Taxes are not withheld from your dividends or the proceeds of a sale if you furnish a valid taxpayer identification number and certify in writing that you are not subject to any withholding taxes. Otherwise, the required taxes are always withheld (including any applicable taxes for participants who reside in Ontario, Canada).

•	When it is necessary to withhold taxes on dividends that are to be reinvested, only the amount left after withholding the tax is used to purchase additional Plan shares.

•	You will receive a year-end statement to be used in preparing your tax returns (IRS Form 1099-Div). This form will show the amount of cash dividends paid to you during the year, the amount of dividends reinvested for you during the year, and the amount of any taxes withheld.

•	In calculating your gain or loss relative to Plan shares, refer to your transaction statement or your account history statement.

•	Transaction statement fees may sometimes be taken as a deduction in computing your federal taxable income. However, you may be subject to a limitation that could prevent the use of this deduction.

EXPERTS

The consolidated financial statements and the related financial statement schedule of the Company and its subsidiaries, incorporated in this prospectus by reference from the Company’s Current Report on Form 8-K filed July 15, 2003, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the change in the methods of accounting for goodwill and energy trading contracts in 2002 and for derivative instruments and hedging activities in 2001), and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

With respect to unaudited interim financial information for the three month periods ended March 31, 2003 and 2002, and for the three and six month periods ended June 30, 2003 and 2002 included in the Quarterly Reports on Form 10-Q for the quarters ended March 31, 2003 and June 30, 2003, which are incorporated herein by reference, Deloitte & Touche LLP have applied limited procedures in accordance with professional standards for a review of such information. However, as stated in their reports included in such Quarterly Reports on Form 10-Q for the quarters ended March 31, 2003 and June 30, 2003 and incorporated by reference herein, they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. Deloitte & Touche LLP are not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their reports on the unaudited interim financial information because those reports are not “reports” or a “part” of the registration statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.

LEGAL OPINIONS

     Legal matters in connection with the validity of the common stock offered under the Plan have been passed upon for DTE Energy by T. A. Hughes, Associate General Counsel. Mr. Hughes beneficially owns approximately 4,800 shares of DTE common stock and holds options to purchase an additional 26,500 shares.

     No persons have been authorized to give any information or to make any representations other than those contained or incorporated in this prospectus and, if given or made, such information or representations must not be relied upon as having been authorized. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than those to which it relates, or an offer to sell or solicitation of an offer to buy with respect to those securities to which it relates to any person in any jurisdiction where such offer or solicitation would be unlawful. The delivery of this prospectus at any time does not imply that the information contained or incorporated herein is correct as of any time subsequent to its date.

Part II

Information not Required in Prospectus

Item 14. Other Expenses of Issuance and Distribution

     Estimated expenses, other than underwriting discounts and commissions, in connection with the issuance and distribution of the debt securities are as follows:

Securities and Exchange Commission filing fee	$29,917.00
Accounting fees and expenses	$25,000.00
Printing	$75,000.00
Miscellaneous	$30,000.00

Total	$159,917.00

Item 15. Indemnification of Directors and Officers

     (a)  Indemnification. The DTE Energy Company Amended and Restated Articles of Incorporation provide that, to the fullest extent permitted by the Michigan Business Corporation Act (the “Act”) or any other applicable law, no director of DTE Energy shall be personally liable to DTE Energy or its shareholders for or with respect to any acts or omissions in the performance of his or her duties as a director of DTE Energy.

     DTE Energy’s articles of incorporation further state that each person who is or was or had agreed to become a director or officer of DTE Energy, or each such person who is or was serving or who had agreed to serve at the request of DTE Energy’s board of directors as an employee or agent of DTE Energy or as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (including the heirs, executors, administrators or estate of such person), shall be indemnified by DTE Energy to the full extent permitted by the Act or by any other applicable law.

     DTE Energy’s articles of incorporation further state that DTE Energy may enter into one or more agreements with any person, which agreements provide for indemnification greater or different than that provided for in the articles of incorporation.

     Section 209(c) of the Act permits a corporation to eliminate or limit a director’s liability to the corporation or its shareholders for money damages for any action taken or any failure to take action as a director, except liability for (1) the amount of financial benefit received by a director to which he or she is not entitled; (2) the intentional infliction of harm on the corporation or the shareholders; (3) a violation of Section 551 of the Act, dealing with unlawful distributions; or (4) for an intentional criminal act.

     Section 561 of the Act permit a corporation to indemnify its directors and officers against expenses (including attorneys’ fees), judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties, if such directors or officers acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation or its shareholders and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. Sections 562 and 564c of the Act provide that in a derivative action, i.e., one by or in the right of the corporation, indemnification may be made for expenses, including attorneys fees and amounts paid in settlement, actually and reasonably incurred by directors and officers in connection with the action or suit, but only with respect to a matter as to which they have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation or its shareholders, except that no indemnification will be made if such person will have been found liable to the corporation, unless and only to the extent that the court in which the action or suit was brought will determine upon application that the defendant officers or directors are fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

     Section 563 of the Act provides that a director or officer who has been successful on the merits or otherwise in defense of an action, suit or proceeding referred to in Sections 561 and 562, or defense of a claim, issue or matter in the action suit or proceeding, shall be indemnified against actual and reasonable expenses, including attorney’s fees, incurred by him or her in connection with the action, suit or proceeding, and an action, suit or proceeding brought to enforce this mandatory indemnification.

(b)  Insurance. DTE Energy (with respect to indemnification liability) and its directors and officers (in their capacities as such) are insured against liability for wrongful acts (to the extent defined) under six insurance policies providing aggregate coverage in the amount of $150 million.

Item 16. Exhibits and Financial Statement Schedules

Exhibit
Number	Description

*3.1	Amended and Restated Articles of Incorporation of DTE Energy Company (incorporated herein by reference to Exhibit 3-5 to DTE’s Form 10-Q for the quarter ended September 30, 1997 (File No. 1-11607)), dated December 13, 1995, as amended by Certificate of Designation of Series A Junior Participating Preferred Stock of DTE Energy Company (incorporated herein by reference to Exhibit 3-6 to DTE Energy Company’s Form 10-Q for the quarter ended September 30, 1997 (File No. 1-11607)).
*3.2	Bylaws of DTE Energy Company, as amended through September 22, 1999 (incorporated herein by reference to Exhibit 3-3 to DTE Energy Company’s registration statement on Form S-4 (File No. 333-89175)).
*4.1	See Exhibits 3.1 and 3.2 for provisions of the DTE Energy Company Amended and Restated Articles of Incorporation and the DTE Energy Company By-Laws defining rights of holders of DTE common stock.
*4.2	Rights Agreement, dated as of September 23, 1997, between DTE Energy Company and The Detroit Edison Company, as Rights Agent, including the Form of Rights Certificate attached as Exhibit B thereto (incorporated herein by reference to Exhibit 4.1 to DTE Energy Company’s Form 8-K, dated September 23, 1997 (File No. 1-11607)).
5.1	Opinion and Consent of Thomas A. Hughes, Esq., Associate General Counsel of DTE Energy Company, regarding validity of securities being registered.
12.1	Computation of Ratio of Earnings to Fixed Charges and Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends.
15.1	Letter re: Unaudited Interim Financial Information.
23.1	Consent of Deloitte & Touche LLP.
23.2	Consent of Thomas A. Hughes, Esq., Associate General Counsel of DTE Energy Company (included in the opinion filed as Exhibit 5.1 to this Registration Statement).

Item 17. Undertakings

     1.     The undersigned registrant hereby undertakes:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

     (i)  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; and

     (ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. and

     (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the registration statement is on Form S-3, Form S-8, or Form F-3, and if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrants pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

     2.     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of DTE Energy’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     3.     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrants pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of the registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Signatures

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Detroit, State of Michigan on the 9th day of October, 2003.

DTE ENERGY COMPANY
(Registrant)

By: /s/ ANTHONY F. EARLEY, JR.

Anthony F. Earley, Jr.,
Chairman, Chief Executive, President,
Chief Operating Officer and Director

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ ANTHONY F. EARLEY, JR. (Anthony F. Earley, Jr.)	Chairman of the Board, Chief Executive Officer, President, Chief Operating Officer and Director	October 9, 2003

/s/ GERARD M. ANDERSON (Gerard M. Anderson)	Group President	October 9, 2003

/s/ ROBERT J. BUCKLER (Robert J. Buckler)	Group President	October 9, 2003

/s/ DAVID E. MEADOR (David E. Meador)	Senior Vice President and Chief Financial Officer	October 9, 2003

/s/ STEPHEN E. EWING (Stephen E. Ewing)	Group President	October 9, 2003

/s/ DANIEL G. BRUDZYNSKI (Daniel G. Brudzynski)	Vice President and Controller	October 9, 2003

Signature	Title	Date

/s/ TERENCE E. ADDERLEY (Terence E. Adderley)	Director	October 9, 2003

/s/ LILLIAN BAUDER (Lillian Bauder)	Director	October 9, 2003

/s/ DAVID BING (David Bing)	Director	October 9, 2003

/s/ ALLAN D. GILMOUR (Allan D. Gilmour)	Director	October 9, 2003

/s/ ALFRED R. GLANCY, III (Alfred R. Glancy, III)	Director	October 9, 2003

/s/ FRANK M. HENNESSEY (Frank M. Hennessey)	Director	October 9, 2003

/s/ THEODORE S. LEIPPRANDT (Theodore S. Leipprandt)	Director	October 9, 2003

/s/ JOHN E. LOBBIA (John E. Lobbia)	Director	October 9, 2003

(Gail J. McGovern)	Director

/s/ EUGENE A. MILLER (Eugene A. Miller)	Director	October 9, 2003

(Charles W. Pryor, Jr.)	Director

/s/ HOWARD F. SIMS (Howard F. Sims)	Director	October 9, 2003

Index to Exhibits

Exhibit
Number	Description

*3.1	Amended and Restated Articles of Incorporation of DTE Energy Company (incorporated herein by reference to Exhibit 3-5 to DTE’s Form 10-Q for the quarter ended September 30, 1997 (File No. 1-11607)), dated December 13, 1995, as amended by Certificate of Designation of Series A Junior Participating Preferred Stock of DTE Energy Company (incorporated herein by reference to Exhibit 3-6 to DTE Energy Company’s Form 10-Q for the quarter ended September 30, 1997 (File No. 1-11607)).
*3.2	Bylaws of DTE Energy Company, as amended through September 22, 1999 (incorporated herein by reference to Exhibit 3-3 to DTE Energy Company’s registration statement on Form S-4 (File No. 333-89175)).
*4.1	See Exhibits 3.1 and 3.2 for provisions of the DTE Energy Company Amended and Restated Articles of Incorporation and the DTE Energy Company By-Laws defining rights of holders of DTE common stock.
*4.2	Rights Agreement, dated as of September 23, 1997, between DTE Energy Company and The Detroit Edison Company, as Rights Agent, including the Form of Rights Certificate attached as Exhibit B thereto (incorporated herein by reference to Exhibit 4.1 to DTE Energy Company’s Form 8-K, dated September 23, 1997 (File No. 1-11607)).
5.1	Opinion and Consent of Thomas A. Hughes, Esq., Associate General Counsel of DTE Energy Company, regarding validity of securities being registered.
12.1	Computation of Ratio of Earnings to Fixed Charges and Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends.
15.1	Letter re: Unaudited Interim Financial Information.
23.1	Consent of Deloitte & Touche LLP.
23.2	Consent of Thomas A. Hughes, Esq., Associate General Counsel of DTE Energy Company (included in the opinion filed as Exhibit 5.1 to this Registration Statement).